EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Murphy Oil Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-142789 and 333-157107) on Form S-8 of Murphy Oil Corporation of our reports dated February 27, 2009, with respect to the consolidated balance sheets of Murphy Oil Corporation as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2008, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Murphy Oil Corporation.

Our report refers to changes in the methods of accounting for recognition of defined benefit pension and other postretirement plans in 2006, and to changes in the method of accounting for uncertain tax positions and measurement of defined benefit pension and other postretirement plans in 2007.

Houston, Texas
February 27, 2009

Ex. 23-1